February 3, 2006



Securities and Exchange Commission
450 5th Street N.W.
Washington, DC  20549

Attention:  Filing Desk

RE:  Cytec Industries Inc. (CYT)

Dear Reader:

As permitted by instruction 7 of Form 4 and Form 5, I hereby authorize each of Roy Smith and James Young, severally and not jointly, to sign and file on my behalf any Forms 4 or 5 I am required to file with respect to the securities of Cytec Industries Inc. on or prior to December
31, 2008. This power of attorney supersedes a power of attorney dated January 27, 2003 which gave authority solely to Roy Smith.

I acknowledge that neither Roy Smith nor James Young are assuming any of my responsibilities to comply with Section
16 of the Securities Exchange Act.

						Sincerely,




						/S/ David M. Drillock
						David M. Drillock